EXHIBIT 11

                            HAMPSHIRE GROUP, LIMITED
                  STATEMENT RE COMPUTATION OF INCOME PER SHARE
                      (in thousands, except per share data)
                                                    YEAR ENDED DECEMBER 31,
                                                -----------------------------
                                                  1996       1995       1994
                                                  ----       ----       ----
Weighted average number of common and common
  equivalent shares outstanding:
Common Stock                                      3,778      3,560      3,459
Accrued shares earned under Common Stock
  Purchase Plan for Directors and Executives        -          -           20
Additional shares assumed to be outstanding
  from the issuance of contingent shares
  (market price of common stock at
  end of period)                                    -          -           18
Additional shares assumed to be outstanding
  resulting from the exercise of options and
  warrants (computed using the modified
  treasury stock method)                           161         150         45
                                                ------      ------     ------
     Total common shares - primary               3,939       3,710      3,542
                                                ======      ======     ======

Income from operations                         $11,896      $6,718     $6,498
Less - Preferred dividend requirements            (184)       (141)      (123)
                                               -------      ------     ------
  Net income applicable to common stock        $11,712      $6,577     $6,375
                                               =======      ======     ======
Income per common and common equivalent share    $2.97       $1.77      $1.80
-------------------------------------------------------------------------------
Weighted average number of common shares
  outstanding - assuuming full dilution:
Weighted average number of common and common
  equivalent shares outstanding, per above       3,939       3,710      3,542
Additional shares assumed to be outstanding
  resulting from the exercise of options and
  warrants (computed using the modified
  treasury stock method)                           189         207         18
Assumed conversion of preferred stock              280         207        180
                                               -------      ------     ------
   Total common shares -
      assuming full dilution                     4,408       4,124      3,740
                                               =======      ======     ======

Income applicable to common stock, per above   $11,712      $6,577     $6,375
Dividend on preferred stock                        184         141        123
                                               -------      ------     ------
Net income applicable to common stock          $11,896      $6,718     $6,498
                                               =======      ======     ======

Income per common share -
  assuming full dilution                         $2.70       $1.63      $1.74